NEWS FOR IMMEDIATE RELEASE
February 24, 2011

For Further Information Contact:
Paul M. Limbert
President and CEO
or
Robert H. Young
Executive VP & CFO
(304) 234-9000

NASDAQ Trading Symbol: WSBC

WesBanco Announces Increased Quarterly Cash Dividend Rate

Wheeling, WV. . .   WesBanco, Inc. (Nasdaq: WSBC) today announced an increase in the quarterly cash dividend rate to be paid to its shareholders to $0.15 per common share from the previous quarterly dividend rate of $0.14 per common share, or a 7.1% increase.  The increased dividend will be payable on April 1, 2011 to shareholders of record on March 11, 2011.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company’s recent strong earnings achievements, as well as WesBanco’s strong capital position. The cash dividend increase represents an annualized cash dividend of $0.60 per common share.

WesBanco, Inc. is a multi-state bank holding company of $5.4 billion in total assets providing banking services through 112 locations and 132 ATMs in West Virginia, Ohio and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.